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J.P. MORGAN ELECTS PAUL ALLAIRE AND ELLEN FUTTER AS NEW DIRECTORS

	Paul A. Allaire, Chairman and Chief Executive Officer of Xerox Corporation, and Ellen V. Futter, President of the American Museum of Natural History, have been elected directors of J.P. Morgan & Co. Incorporated. Their elections become effective September 1, 1997.
	Mr. Allaire, 58, has served as Chairman and Chief Executive of
Xerox since 1991. He has held a variety of positions at Xerox in the United States and United Kingdom since joining the company in 1966 as a financial analyst.
	Mr. Allaire is a director of Sara Lee Corporation, the New York Stock Exchange, SmithKline Beecham p.l.c., and Lucent Technologies. He is a member of the boards of the Council on Competitiveness, the Council on Foreign Relations, the New York City Ballet, and Catalyst. He is a member of the Business Council, the Business Roundtable, and the National Academy of Engineering. Mr. Allaire is also a trustee of Worcester Polytechnic Institute and Carnegie-Mellon University.
	Mr. Allaire graduated from Worcester Polytechnic Institute in 1960 with a bachelor of science degree in electrical engineering. He earned a master of science degree in industrial administration from Carnegie-Mellon University in 1966.
	Ms. Futter, 47, has held her current position at the American Museum of Natural History since 1993. She previously served as President of Barnard College for 13 years.
	Ms. Futter is a director of several corporations and not-for-profit organizations. In addition to the American Museum of Natural History, she currently serves on the boards of Bristol-Myers Squibb Company, Consolidated Edison Company of New York, Inc., Phi Beta Kappa Associates, and the Yale School of Management. She is also a member of the Council on Foreign Relations and a partner in the New York City Partnership. In addition, Ms. Futter formerly served as Chairman of the Board of the New York Federal Reserve Bank as well as on several other boards.

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	Ms. Futter was graduated Phi Beta Kappa, magna cum laude, from
Barnard College in 1971. She earned her J.D. degree from Columbia Law School in 1974. She holds several honorary degrees and has garnered numerous awards in recognition of her leadership in the fields of education, women's issues, and human services.
	J.P. Morgan is a global banking firm that serves clients with complex financial needs through an integrated range of advisory, financing, trading, investment, and related capabilities.